UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

April 27, 2001

Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On April 27, 2001, Peoples Energy Corporation will hold a conference call to discuss first quarter 2001 results and its growth targets. The conference call will be held after the release of the company's second quarter results on April 27, before the market opens and can be accessed by the public via telephone or via internet through the company's website at www.peoplesenergy.com.

Conference Call Script

Second Quarter Fiscal 2001 Earnings

Mr. Terry: Good morning, I'm Richard Terry, chairman and CEO of Peoples Energy. I'm here with Tom Patrick - president and chief operating officer, and Jim Luebbers - vice president and chief financial officer. Also, here with us is our manager of investor relations, Mary Ann Wall.

In today's conference call Jim will cover our second quarter results and outlook for the remainder of fiscal 2001. After that, Tom will discuss our recent oil and gas production and power generation announcements.

Throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of many uncertainties, some of which are listed in the written materials provided to you or in the company's Annual Report on Form 10-K on file with the SEC.

Once our prepared remarks are complete we will open the line up for your questions. I will now turn it over to Jim for the financial highlights.

Mr. Luebbers: Thank you Dick.

This morning we reported consolidated earnings for the second quarter of fiscal 2001 of $62.5 million, or $1.77 per share. These results compare with $57.4 million, or $1.62 per share, for the second quarter of fiscal 2000. Fiscal year-to-date results were $98.8 million ($2.80 per share) as compared to $87.0 million ($2.45 per share) for the same period a year ago.

Operating income for the Gas Distribution segment increased for the current quarter and six months over the respective periods last year by $2.7 million (5 cents per share) and $23.7 million (40 cents per share), respectively. Operating income and equity investment income from our diversified businesses increased by $7.8 million (13 cents per share) for the quarter and $10.6 million (18 cents a share) for the fiscal year-to-date period.

In our core Gas distribution segment, operating income for the current quarter and six-month period was higher than the same periods a year ago, primarily due to increased gas deliveries resulting from weather that was colder than last year by 19% and 23%, respectively. These gains were offset by net benefits received from the company's weather insurance policy in the prior year. The net earnings per share contributions due to weather for the current quarter and six-month period as compared to the prior year were 20 cents and 47 cents, respectively. Operating income for both periods also benefited from lower depreciation expense and the positive effects of pension benefit accounting.

Earnings were negatively impacted by gas prices that were at record levels. In addition to increased conservation by our customers, our utilities have incurred increased bad debt expense. The provision for uncollectibles for the six months ended March 31 was $26.3 million, an increase of $12.8 million from the same period last year.

The impacts of the colder weather and the record high gas prices are also reflected on the company's balance sheet. At March 31, 2001, utility customer accounts receivable balances were $651 million, net of reserves for uncollectible accounts of $44 million. At March 31, 2000 utility customer accounts receivable balances were $216 million, net of reserves of $28 million. Clouding the comparisons are two facts. For the first six months of fiscal 2001, gas prices are more than double what they were for the same period last year. In addition, weather for the first six months of fiscal 2001 was 23% colder than the same period last year, when it was 16% warmer than normal.

The company has implemented several payment programs. At March 31, $180 million of the utility accounts receivable balances represented customers who were either enrolled in our budget plan or had called us to establish short-term payment arrangements. We are vigorously pursuing collection of past-due accounts, and have prioritized our efforts in terms of payment history, arrearage aging and bill size.

For our Power Generation segment, operating income and equity investment income increased $5 million for the quarter and $2.1 million for the fiscal year-to-date, as compared to the prior year's periods. The current periods include a $4 million gain on the liquidation of financial hedges for Elwood's gas supply requirements. Effective March 1, 2001, the power sales contracts on the Phase I Elwood units have been converted to tolling agreements, which eliminates Elwood's gas supply price risk. The current second quarter capacity revenues increased from the prior year period, offsetting the lower capacity revenues reported in the first quarter as compared to the prior year. Both current periods were negatively impacted by higher gas costs.

Quarterly results for Midstream Services were down $800,000 as compared to the same period a year ago. The fiscal year-to-date results increased $2.5 million over the six-months ended March 2000. Both current periods reflect significant equity investment income from enovate, our partnership with Enron that began operations last summer. Also, the quarter and fiscal year-to-date comparisons reflect operating income from a $1.5 million pipeline construction project in the prior year.

Our Retail Services segment improved its results over last year, showing increases in operating income of $2.3 million and $1.9 million, respectively, for the quarter and fiscal year-to-date period. Operating income benefited from increased gas and electric margins, partially offset by higher operating expenses related to growth. Both current periods reflect a one-time $1.5 million gain resulting from a change in inventory valuation methods. The company expects that fiscal year results for this segment will show a smaller loss than last year.

Operating income and equity investment income from our Oil and Gas Production segment increased $1.1 million for the quarter and $3.9 million for the six month period, reflecting the impact of reserve acquisitions made in December, 1999 and May, 2000. Both periods reflect increased operating income from drilling programs and higher sales prices on production volumes. Equity investment income from our EnerVest partnership made a significant contribution to the current six-month period earnings.

Our earnings continue to be bolstered by contributions from our diversified businesses. In total the Diversified Business Segments contributed almost $16 million dollars in operating income and equity investment income for the quarter, double the amount from the previous year's second quarter. For the current six-month period, our diversified businesses have added $23.2 million dollars of operating income and equity investment income, an increase of over 80% as compared with the six months ended March 2000.

Non-operating results for the quarter and fiscal year-to-date decreased from the prior year periods due to increased interest expense on corporate borrowings associated with the development of diversified businesses. Our utilities also incurred increased interest expense due to additional working capital requirements, primarily for gas supply payments made in advance of collections from customers. However, this was partially offset by interest savings due to refinancing of long-term utility debt which we completed in Fiscal 2000.

Fiscal year-to-date earnings were also negatively impacted by a loss on the disposition of equipment associated with development of our Calumet site and the mark-to-market pricing of unrealized liabilities for stock appreciation rights granted to certain employees under the Company's long-term incentive plan.

We are reaffirming our earlier estimated earnings range for fiscal 2001 of $3.05-$3.15 per share. This assumes normal weather and planned utility performance for the rest of the year. The South Texas oil and gas property acquisition that we announced today will add another $.10 to $.15 per share to that projection.

That concludes my remarks. Now I would like to turn things over to Tom.

Mr. Patrick: Thanks, Jim. Earlier, this morning we made two announcements. First, Peoples Energy Production, our oil and gas production subsidiary, acquired interests in South Texas properties for $120 million, including interests in 28 operated producing wells. This transaction, which brings us closer to realizing our goal of becoming a top 50 owner and producer of natural gas reserves, nearly doubles our proved reserves to approximately 130 Bcfe and increases our current average production capability to approximately 55 mmcfe per day. Consistent with our strategy, the acquired reserves offer significant upside potential through development and exploitation.

Also this morning, we announced that Peoples Energy Resources and Exelon Generation, subsidiaries of Peoples Energy and Exelon, respectively, will jointly develop a 350 megawatt peaking plant in Chicago. This facility, which is being built on the Calumet site owned by Peoples Energy Resources, is targeted to begin operations in late spring, 2002. We are pleased to be working with Exelon on this project.

Our relationship with Exelon is expanding. Last week, Elwood Energy, our partnership with Dominion, announced a multi-year power purchase agreement with Exelon Generation for the remaining 150 MW output of Elwood's expansion of its gas-fired, peaking facility.

The expansion of the Elwood facility from 600 MW to 1,350 MW is on schedule for completion this June. With the 150 MW Exelon contract, we have now pre-sold the entire expansion output of 750 MW through long-term tolling agreements, with the other 600 MW contracted to Aquila. We now have in place, for all nine units at Elwood, long-term agreements that will support the non-recourse project financing which has been our objective. We expect this financing to close in our fourth quarter.

Mr. Terry: This concludes our prepared remarks. Operator, we are now ready for questions

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

April 27, 2001	By: /s/ J. M. LUEBBERS
(Date)	J. M. Luebbers
Chief Financial Officer and Controller